Exhibit 4.2
Tap Issue Addendum
1.Pursuant to the bond terms originally dated 7 April 2025 and as amended on 22 December 2025 for the Diversified Gas & Oil Corporation 9.75% senior secured USD 500,000,000 bonds 2025/2029
ISIN NO0013513606 (as amended from time to time, the “Bond Terms”), the Issuer and the Bond
Trustee are entering into this tap issue addendum (the “Addendum”) in connection with and to document a Tap Issue under the Bond Terms:

Issuer:	Diversified Gas & Oil Corporation
Bond Trustee:	Nordic Trustee AS
ISIN for the Bonds:	NO0013513606
ISIN for the Temporary Bonds:	NO0013713024
Maximum Issue Amount:	USD 500,000,000
Amount of Additional Bonds:	USD 200,000,000
Amount of Outstanding Bonds after the Tap Issue:	USD 500,000,000
Date of Addendum:	4 February 2026
Tap Issue Date:	5 February 2026
2.Terms defined in the Bond Terms have, unless expressly defined herein or otherwise required by the context, the same meaning in this Addendum.
3.This Addendum is a Finance Document and after the date hereof all references to the Bond Terms in the other Finance Documents shall be construed as references to the Bond Terms as amended by this Addendum.
4.The Bonds are listed on the Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with such Bonds. The Additional Bonds are therefore issued under a separate ISIN (such Bonds referred to as the “Temporary Bonds”)
which, upon the approval of the prospectus, will be converted into the ISIN for the Bonds. The
Bond Terms governs such Temporary Bonds. The Issuer will inform the Bond Trustee, the
Exchange and the Paying Agent without undue delay once the prospectus is approved.
5.Pursuant to the Bond Terms, the Issuer may issue Additional Bonds until the aggregate Nominal
Amount of all Bonds outstanding equals the Maximum Issue Amount (less the aggregate Nominal
Amount of previously redeemed Bonds). The provisions of the Bond Terms will apply to any
Additional Bonds.
6.With reference to paragraph (b) of clause 2.3 (Use of proceeds) of the Bond Terms, the Issuer will use the net proceeds from the issuance of the Additional Bonds for general corporate purposes of the Group.
7.The issuance of Additional Bonds and disbursement of the Net Proceeds from the Tap Issue to the Issuer shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Tap Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:
(i)this Addendum duly executed by all parties hereto;
Exhibit 4.2
(ii)copies of corporate resolutions required for the Tap Issue and any power of attorney or other authorisation required for the execution of the Addendum and any other Finance
Documents;
(iii)evidence satisfactory to the Bond Trustee that the Issuer meets the Incurrence Test tested pro forma including the new Financial Indebtedness incurred as a result of issuing such
Additional Bonds;
(iv)any amendment or security and guarantee confirmation required in respect of any Finance
Documents in relation to the Tap Issue;
(v)confirmation that the applicable prospectus requirements (ref the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Additional Bonds issued under the Tap Issue have been fulfilled;
(vi)confirmation that the Additional Bonds are registered in the CSD (by obtaining a
Temporary ISIN for the Additional Bonds);
(vii)copies of any written documentation used in marketing the Additional Bonds or made public by the Issuer or the Manager in connection with the issuance of the Additional
Bonds; and
(viii)legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of this Addendum and any other Finance Documents (if applicable)).
The Bond Trustee may (at its sole discretion and in each case) waive or postpone the requirements for documentation or decide that delivery of certain documents shall be made subject to a customary closing procedure to be agreed between the Issuer and the Bond Trustee.
8.By its signature to this Addendum, the Issuer confirms that:
(i)no Event of Default under the Bond Terms has occurred or would occur as a result of the
Tap Issue; and
(ii)the representations and warranties contained in clause 7 (Representations and
Warranties) of the Bond Terms are true and correct in all material respects and are repeated on the date of this Addendum and on the Tap Issue Date.
9.Clause 19 (Governing law and jurisdiction) of the Bond Terms shall apply to this Addendum mutatis mutandis and as if references in that clause to “these Bond Terms” were to this
Addendum.
2
Exhibit 4.2
This Addendum has been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.
SIGNATURES:

The Issuer: Diversified Gas & Oil Corporation …………………………………………. By: Benjamin M. Sullivan Position: Authorised signatory	The Bond Trustee: Nordic Trustee AS /s/ Vivian Trøsch …………………………………………. By: Vivian Trøsch Position: Authorised signatory
22106196/11
Exhibit 4.2
This Addendum has been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.
SIGNATURES:
The Issuer:
Diversified Gas & Oil Corporation
/s/ Benjamin Sullivan
By: Benjamin Sullivan
Position: Authorised signarory
The Bond Trustee:
Nordic Trustee AS
By: Vivian Trøsch
Position: Authorised signatory